Exhibit 99.1

NEWS
Investor Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T. 1.610.832.4000	Media Contact: Melissa McClain Director, Communications media@quakerhoughton.com T. 1.610.832.7809

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES CFO TRANSITION

CONSHOHOCKEN, PA (PR Newswire) – March 24, 2021 - Quaker Houghton (“the Company”; NYSE: KWR) announced today that Mary Dean Hall, Senior Vice President, Chief Financial Officer and Treasurer will be leaving the Company to accept the position of Executive Vice President and Chief Financial Officer of Ingevity Corporation (NYSE: NGVT), headquartered in North Charleston, South Carolina, allowing her to relocate closer to family. Ms. Hall will remain with Quaker Houghton through April 18, 2021 to ensure a smooth transition.

The Company also announced the promotion of Shane Hostetter to Senior Vice President and Chief Financial Officer, effective April 19, 2021. Shane has been with Quaker Houghton since 2011, taking on increasingly senior financial positions during his tenure, including his current role as Vice President, Finance and Chief Accounting Officer. Shane’s responsibilities have spanned the financial aspects of the organization, including accounting, financial planning and analysis, treasury, and investor relations, and he has also directed financial diligence for all of the Company’s acquisitions over the past decade, as well as the combination between Quaker and Houghton. Shane is a certified public accountant and has an MBA in Finance.

Michael F. Barry, Chairman, Chief Executive Officer and President for Quaker Houghton commented, “Mary has been a valued business partner and has helped to successfully lead the Company through a tremendous period of growth and change. I have no doubt that she will be a great addition to the Ingevity leadership team, and I know that it was important for Mary to be closer to family in South Carolina.” He continued, “Through the Company’s succession planning process, we had identified Shane as the successor to Mary and we have been giving him progressively senior financial roles. I have worked closely with Shane over the past ten years, and I am confident he will be a strong CFO for Quaker Houghton. His broad experience and capabilities in all aspects of finance, his fundamental understanding of our businesses, and his strong M&A experience enables Shane to uniquely help us drive our continued growth strategy."

“Quaker Houghton is a wonderful company with a very bright future,” said Ms. Hall. “It has been my honor to work with such a great group of people and help grow the business these past five years. I know the Company is fully prepared to continue to execute on its strategy and deliver on the significant opportunities that lie ahead, and I expect to remain a long-term shareholder in the Company."

About Quaker Houghton

Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,200 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.